UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 8, 2009

NEPHROS, INC.
(Exact name of registrant as specified in its charter)

Delaware
 (State or other jurisdiction of incorporation)

001-32288	13-3971809
(Commission File Number)	(IRS Employer ID Number)

41 Grand Avenue, River Edge, New Jersey	07661
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (201) 343-5202

3960 Broadway, New York, New York 10032
(Former address)
__________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.  Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

             On January 14, 2009, Nephros, Inc. announced that on January 8, 2009 we received a letter from NYSE Alternext US LLC (formerly, the American Stock Exchange or “AMEX”) regarding AMEX’s intention to delist our common stock due to noncompliance with the following listing standards contained in the AMEX Company Guide:

•
Section 1003(a)(iii), which states AMEX will normally consider suspending dealings in, or removing from the list, securities of an issuer which has stockholders’ equity of less than $6,000,000 if such issuer has sustained net losses in its five most recent fiscal years;

•
Section 1003(a)(ii), which states AMEX will normally consider suspending dealings in, or removing from the list, securities of an issuer which has stockholders’ equity of less than $4,000,000 if such issuer has sustained net losses in its three of its four most recent fiscal years; and

•	Section 1003(f)(v), which states AMEX will normally consider suspending dealings in, or removing from the list, common stock that sells for a substantial period of time at a low price per share.

Given the turmoil in the capital markets, we have decided to not seek an appeal of AMEX’s intention to delist our common stock.  We have identified a market maker who has agreed to apply for the registration and quotation of our common stock on the OTC Bulletin Board, which we would expect to be effective immediately after the delisting from AMEX.

            We expect that the delisting of our common stock would be effective in the first half of February 2009.

A copy of the press release is attached as Exhibit 99.1 to this report and incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Description of Document

99.1	Press Release dated January 14, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Nephros, Inc.

Dated: January 14, 2009	By:	/s/ Gerald J. Kochanski
Gerald J. Kochanski
Chief Financial Officer